Exhibit (d) 5.2

LETTER AGREEMENT

April 21, 2009

Mr. Greg J. Stark

President and Chief Executive Officer

Russell Fund Services Company

909 A Street

Tacoma, WA 98402

Re:	Amended and Restated Administrative Agreement – Section 6.A Manager Compensation

This letter agreement amends the Amended and Restated Administrative Agreement (the “Agreement”) dated January 1, 2008 between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”). RIC and RFSC desire to amend and restate Section 6.A of the Agreement as follows:

6.  Compensation of the Manager.

A.	As consideration for the Manager’s services to the following Sub-Trusts, the Manager shall receive from each of these Sub-Trusts an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee and payable following the last day of each month, of the following annual percentages of each Sub-Trust’s average daily net assets during the month:

Russell U.S. Core Equity	.05%
Russell Quantitative Equity	.05%
Russell U.S. Growth	.05%
Russell U.S. Value	.05%
Russell U.S. Small & Mid Cap	.05%
Russell International Developed Markets	.05%
Russell Global Equity	.05%
Russell Emerging Markets	.05%
Russell Short Duration Bond	.05%
Russell Tax-Managed U.S. Large Cap	.05%
Russell Tax-Managed U.S. Mid & Small Cap	.05%
Russell Strategic Bond	.05%
Russell Investment Grade Bond	.05%
Russell Tax Exempt Bond	.05%
Russell Real Estate Securities	.05%
Russell Money Market	.05%
Conservative Strategy	.05%
Moderate Strategy	.05%
Balanced Strategy	.05%
Growth Strategy	.05%
Equity Growth Strategy	.05%
Growth Strategy	.05%
2010 Strategy	.05%
2015 Strategy	.05%

2020 Strategy	.05%
2025 Strategy	.05%
2030 Strategy	.05%
2035 Strategy	.05%
2040 Strategy	.05%
2045 Strategy	.05%
2050 Strategy	.05%
In Retirement	.05%
2017 Retirement Distribution – A Shares	.05%
2017 Retirement Distribution – S Shares	.05%
2017 Accelerated Distribution – A Shares	.05%
2017 Accelerated Distribution – S Shares	.05%
2027 Extended Distribution – A Shares	.05%
2027 Extended Distribution – S Shares	.05%
Russell Tax-Managed Global Equity	.05%

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL FUND SERVICES COMPANY

By:	/s/ Greg J. Stark
Greg J. Stark
President and Chief Executive Officer